                                                                    Exhibit 12.1




STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------------------------
                                                                      1996         1997         1998         1999         2000
Income loss from continuing operations before
 income taxes (benefit), minority interest and
 equity in earnings of and interest earned from
 investments in unconsolidated subsidiaries                          173.9        164.8        156.8        265.7        155.3
                                                                    ------       ------       ------       ------       ------

Fixed Charges:
Interest expense                                                      17.4         28.0         29.8         34.0         32.7
Rental expense                                                         4.0          3.8          3.4          3.1          2.7
                                                                    ------       ------       ------       ------       ------

Total fixed charges                                                   21.4         31.8         33.2         37.1         35.4
Total distributed earnings                                             0.2          1.8          0.5          4.5          5.6
                                                                    ------       ------       ------       ------       ------

Total fixed charges and distributed earnings                          21.6         33.6         33.7         41.6         41.0
                                                                    ------       ------       ------       ------       ------

Income loss from continuing operations before
 income taxes (benefit), minority interest and
 equity in earnings of and interest earned from
 investments in unconsolidated subsidiaries
 plus fixed charges and distributed earnings                         195.5        198.4        190.5        307.3        196.3
                                                                    ======       ======       ======       ======       ======

Ratio of earnings to fixed charges                                     9.1          6.2          5.7          8.3          5.5
                                                                    ======       ======       ======       ======       ======

Supplemental Ratio:
Operating income (1)                                                  82.4         50.3         91.0        214.4        298.1
Total fixed charges and distributed earnings                          21.6         33.6         33.7         41.6         41.0
                                                                    ------       ------       ------       ------       ------

Operating earnings plus fixed charges and distributed income         104.0         83.9        124.7        256.0        339.1
                                                                    ======       ======       ======       ======       ======

Ratio of earnings to fixed charges - Operating income (1) (2)          4.9          2.6          3.8          6.9          9.6
                                                                    ======       ======       ======       ======       ======
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                                                                    FOR THE NINE
                                                                    MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                                    -------------
                                                                         2001
Income loss from continuing operations before
 income taxes (benefit), minority interest and
 equity in earnings of and interest earned from
 investments in unconsolidated subsidiaries                            (237.6)
                                                                       ------

Fixed Charges:
Interest expense                                                         21.1
Rental expense                                                            2.1
                                                                       ------

Total fixed charges                                                      23.2
Total distributed earnings                                                2.7
                                                                       ------

Total fixed charges and distributed earnings                             25.9
                                                                       ------

Income loss from continuing operations before
 income taxes (benefit), minority interest and
 equity in earnings of and interest earned from
 investments in unconsolidated subsidiaries
 plus fixed charges and distributed earnings                           (211.7)
                                                                       ======

Ratio of earnings to fixed charges                                       --(3)


Supplemental Ratio:
Operating income (1)                                                   (155.5)
Total fixed charges and distributed earnings                             25.9
                                                                       ------

Operating earnings plus fixed charges and distributed income           (129.6)
                                                                       ======

Ratio of earnings to fixed charges - Operating income (1) (2)            --(4)

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For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes (benefit), minority interest and equity in earnings of and interest earned from investments in unconsolidated subsidiaries plus the distributed income of equity investees and fixed charges. Fixed charges consist of interest expense and an imputed interest component for rental expense.

(1) Earnings for this ratio exclude non-recurring items. See "Summary Historical Financial Data" for further description of non-recurring items.

(2) Operating income is not a substitute for net income determined in accordance with GAAP, and may be different from similarly titled measures of other companies.

(3) Due to our loss for the nine months ended September 30, 2001, the ratio coverage was less than 1:1. We would need additional earnings of $237.6 million to achieve a coverage ratio of 1:1.

(4) Due to our loss for the nine months ended September 30, 2001, the ratio coverage was less than 1:1. We would need additional earnings of $155.5 million to achieve a coverage ratio (adjusted as described above) of 1:1.